Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Moriah Shilton	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
Investorrelations@pacificethanol.com	415-433-3777	916-403-2790
paulk@pacificethanol.com

Pacific Ethanol Announces Strategic Realignment to Focus on Specialty Alcohols and Essential Ingredients, Intent to Change Corporate Name, Preliminary Third Quarter 2020 Results and Pricing of $75 Million Equity Offering

Sacramento, CA, October 26, 2020 – Pacific Ethanol, Inc. (NASDAQ: PEIX), a leading producer of specialty alcohols and essential ingredients, today announced the company’s strategic realignment to focus on specialty alcohols and essential ingredients as well as its intent to change its corporate name. The company also announced the pricing of a $75 million equity offering and released certain preliminary results for the three months ended September 30, 2020.

“Our company was founded to supply low carbon renewable fuel for the transportation market. While we will continue to participate in that market, transportation fuels are no longer our primary focus. Beginning with our acquisition of Illinois Corn Processing, LLC in 2017 and continuing with our ongoing expansion of specialty alcohol production begun earlier this year, we have been making investments to transition our business from focusing on fuels to focusing on specialty alcohols and essential ingredients used in consumer products, including alcoholic beverages, personal care products, sanitizers, cleaners and pharmaceuticals. We recently obtained ISO 9001 certification for our largest specialty alcohols production facility, and we are pursuing additional qualifications that will enable us to supply specialty alcohols used in a wider range of consumer products. We believe focusing on products for these markets aligns us with strong secular growth trends that will enable us to deliver greater and more consistent profitability for our shareholders,” stated Mike Kandris, Pacific Ethanol’s Chief Executive Officer.

Strategic Realignment to Focus on Specialty Alcohols and Essential Ingredients

Over the past nine months, the company increased production of specialty alcohols used in consumer products and reduced fuel grade ethanol production. The company’s production mix shifted from approximately 85% fuel grade ethanol and 15% specialty alcohols used in consumer products during 2019, to approximately 50% each for the three months ended September 30, 2020. Excluding sales of third-party ethanol marketed by the company’s Kinergy subsidiary, specialty alcohols used in consumer products contributed approximately 45% of the company’s revenues during the first nine months of 2020, compared with only 15% for all of 2019. Specialty alcohols used in consumer products sell at a premium to fuel grade ethanol and require systems, processes and certifications to produce them that are not required for fuel grade ethanol.

Going forward, the company will focus on specialty alcohols and essential ingredients for four key markets: Health, Home & Beauty; Food & Beverage; Essential Ingredients; and Renewable Fuels. Products for the Health, Home & Beauty markets include specialty alcohols used in mouthwash, cosmetics, pharmaceuticals, hand sanitizer, disinfectants and cleaners. Products for the Food & Beverage markets include grain neutral spirits used in alcoholic beverages and vinegar as well as corn germ used for corn oils. Products for Essential Ingredients markets include yeast, corn gluten and distillers grains used in commercial animal feed and pet foods. Renewable Fuels includes fuel grade ethanol and distillers corn oil used as a feedstock for renewable diesel fuel.

As previously announced, the company idled its Magic Valley, Stockton and Madera fuel-grade ethanol distilleries earlier this year while continuing to operate its Columbia distillery. As part of the company’s strategic realignment and new business focus, it intends to sell or repurpose these assets. Any proceeds from the sale of assets will be used to reduce debt, invest in core operations or for general corporate purposes. The company will provide a further update on its third quarter earnings conference call.

New Corporate Name and Brand Identity

In connection with the strategic realignment to focus on specialty alcohols and essential ingredients, the company will change its corporate name and introduce a new brand identity. The company’s new name will reflect its focus on providing specialty alcohols and essential ingredients used in consumer products.

“The decision to rename our company is part of our transition from a transportation fuels-focused business to a consumer products and ingredients-focused business and reflects the fact that specialty alcohols used in consumer products are now the largest contributor to our revenues,” said Kandris.

Preliminary Third Quarter 2020 Results

For the three months ended September 30, 2020, the company generated net sales of approximately $204 million and anticipates reporting net income of approximately $15 million and Adjusted EBITDA of approximately $34 million. This reflects a decrease in net sales of approximately $161 million, an anticipated increase in net income of approximately $43 million and an anticipated increase in Adjusted EBITDA of approximately $46 million from the same period last year.

Total debt as of September 30, 2020, was approximately $164 million, a decrease of $29 million or 15% from total debt as of June 30, 2020. Cash as of September 30, 2020, was approximately $39 million, an increase of approximately $9 million or 30% from cash as of June 30, 2020. The company has reduced its net debt by approximately $100 million from December 31, 2019, to September 30, 2020. Pacific Ethanol plans to issue a press release with its third quarter results on November 9, 2020, and hold a conference call on November 10, 2020, to discuss the results.

$75 Million Equity Offering

Today, the company priced an underwritten public offering of 5,075,000 shares of its common stock at a price to the public of $8.42 per share, representing a discount of approximately 5% to the closing price of $8.87 on October 23, 2020. In lieu of common stock, certain investors will be issued 5-year pre-funded warrants to purchase 3,825,493 shares of common stock at a price of $8.42 per pre-funded warrant. The total number of shares and pre-funded warrants being issued will be 8,900,493. In addition, in a concurrent private placement, the company also issued to investors, for a nominal price, warrants to purchase an additional 8,900,493 shares of common stock at an exercise price of $9.757 per share. The warrants will become exercisable after the six-month anniversary of the offering and will expire on the 18-month anniversary of the offering. The aggregate gross proceeds from the offerings of common stock, pre-funded warrants and warrants is expected to be approximately $75 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the company. The company intends to use the net proceeds from the offering to reduce debt, pay fees and expenses in connection with the offering and for general corporate purposes. Repaying a portion of the company’s senior notes and term loans, which have interest rates of 15% and 7%, respectively, using proceeds from the equity offering is expected to be accretive to 2020 earnings per share on a pro forma basis. The offerings are expected to close on or about October 28, 2020, subject to customary closing conditions.

“Over the past six months, we have made tremendous progress on our three key priorities —returning to profitability, reducing debt and repositioning to focus on differentiated, higher value-added products with favorable margins. The completion of the $75 million equity offering improves the company’s balance sheet significantly and will enable us to pursue our growth initiatives. The entire organization has been energized by the changes we are making to our business, and our leadership team is dedicated to creating a company that can deliver consistent growth and profitability going forward. I am proud of what our team has achieved thus far this year and expect continued positive results into 2021 and beyond,” concluded Kandris.

Guggenheim Securities LLC is acting as the sole book-running manager for the equity offering. Craig-Hallum Capital Group LLC and H.C. Wainwright & Co. LLC are acting as co-managers for the equity offering.

The offering of common stock was made pursuant to Pacific Ethanol’s shelf registration statement filed with the Securities and Exchange Commission (SEC) and declared effective. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

A prospectus supplement and accompanying prospectus describing the terms of the proposed offering has been filed with the SEC. Copies of the final prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained, when available, from Guggenheim Securities LLC, Attention: Syndicate Prospectus Department, 330 Madison Avenue, New York, NY 10017, or by telephone at (212) 518-9658 or by email at GSEquityProspectusDelivery@guggenheimpartners.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the SEC's website at http://www.sec.gov.

Use of Non-GAAP Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles ("GAAP") are useful measures of operations. The company defines Adjusted EBITDA as unaudited net income (loss) attributed to Pacific Ethanol before interest expense, provision (benefit) for income taxes, asset impairments, loss on extinguishment of debt, purchase accounting adjustments, fair value adjustments, and depreciation and amortization expense. A reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income (loss) attributed to Pacific Ethanol, Inc. is included below. Management provides this non-GAAP measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company's performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider this measure in isolation or as a substitute for analysis of the company's results as reported under GAAP.

Preliminary Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands) (unaudited)	2020	2019	2020	2019
Net income (loss) attributed to Pacific Ethanol	$15,215	$(27,326)	$5,079	$(47,862)
Adjustments:
Interest expense*	4,003	5,163	13,785	15,014
Fair value adjustments	6,856	—	7,497	—
Benefit for income taxes	—	—	—	—
Depreciation and amortization expense*	8,049	9,751	24,254	29,232
Total adjustments	18,908	14,914	45,536	44,246
Adjusted EBITDA	$34,123	$(12,412)	$50,615	$(3,616)

* Adjusted for non-controlling interests.

About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (PEIX) is a leading producer of specialty alcohols and essential ingredients. The company is focused on products for four key markets: Health, Home & Beauty, Food & Beverage, Essential Ingredients and Renewable Fuels. The company’s customers include major food and beverage companies and consumer products companies. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets all specialty alcohol products for Pacific Ethanol’s distilleries as well as fuel grade ethanol for third parties. Pacific Ethanol’s subsidiary, Pacific Ag. Products LLC, markets wet and dry distillers grains. For more information please visit www.pacificethanol.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements and information contained in this communication that refer to or include Pacific Ethanol’s estimated or anticipated future results or other non-historical expressions of fact are forward-looking statements that reflect Pacific Ethanol’s current perspective of existing trends and information as of the date of the communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements concerning future market conditions; Pacific Ethanol’s new business focus and its effects; Pacific Ethanol’s ability to obtain additional regulatory qualifications and their effects; Pacific Ethanol’s intentions to remain in the transportation fuel market and sell or repurpose its Western assets; Pacific Ethanol’s expectations of generating net income and Adjusted EBITDA in the stated amounts for the third quarter; Pacific Ethanol’s expectations for continued positive performance into 2021 and beyond; and Pacific Ethanol’s other plans, objectives, expectations and intentions. It is important to note that Pacific Ethanol’s plans, objectives, expectations and intentions are not predictions of actual performance. Actual results may differ materially from Pacific Ethanol’s current expectations depending upon a number of factors affecting Pacific Ethanol’s business. These factors include, among others, adverse economic and market conditions, including for specialty alcohols and essential ingredients; export conditions and international demand for the company’s products; fluctuations in the price of and demand for oil and gasoline; raw material costs, including production input costs, such as corn and natural gas; the effects – both positive and negative – of the novel coronavirus; and the ability of Pacific Ethanol to timely and successfully execute on its strategic realignment and new business focus. These factors also include, among others, the inherent uncertainty associated with financial and other projections; the anticipated size of the markets and continued demand for Pacific Ethanol’s products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the specialty alcohol production and marketing industries; changes in generally accepted accounting principles; successful compliance with governmental regulations applicable to Pacific Ethanol’s distilleries, products and/or businesses; changes in laws, regulations and governmental policies; the loss of key senior management or staff; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2020.